ATTACHMENT TO THE

AMENDMENT TO REPORT OF OPERATION OF BUSINESS TRUST AND/OR TRUST INSTRUMENT

OF

ADVISERS INVESTMENT TRUST

Dina A. Tantra, Trustee of the above named business trust, certifies that the Report of Operation of Business Trust is being amended pursuant to Section 1746.07 of the Ohio Revised Code, as stated below, and that a certified copy of Amendment No. 6 to the Amended and Restated Agreement and Declaration of Trust of Advisers Investment Trust is attached hereto.

(1)	The names and addresses of the current trustees are:

Name	Address
Dina A. Tantra	690 Taylor Road, Suite 210, Gahanna, Ohio 43230
Daniel P. Houlihan	690 Taylor Road, Suite 210, Gahanna, Ohio 43230
D’Ray Moore Rice	690 Taylor Road, Suite 210, Gahanna, Ohio 43230
Steven R. Sutermeister	690 Taylor Road, Suite 210, Gahanna, Ohio 43230
Michael M. Van Buskirk	690 Taylor Road, Suite 210, Gahanna, Ohio 43230

/s/ Dina A. Tantra
Dina A. Tantra, Trustee

STATE OF OHIO                        )

                                                      )

COUNTY OF FRANKLIN         )

Sworn to and subscribed in my presence by Dina A. Tantra, a Trustee of Advisers Investment Trust, an Ohio business trust, on behalf of said trust, this 4th day of January, 2017.

/s/ Jennifer L. Gorham
Notary Public

[Notary Seal]

My Commission Expires:_12/25/18

Amendment No. 6

to the

Amended and Restated Agreement and Declaration of Trust

of

Advisers Investment Trust

RESOLVED, that pursuant to Section 7.3 of the Amended and Restated Agreement and Declaration of Trust of Advisers Investment Trust (the “Trust”) dated as of January 28, 2015 (“Declaration”), the Trustees of the Trust have the right to amend the Declaration from time to time;

FURTHER RESOLVED, that Section 1.1 of the Declaration of Trust be, and it hereby is, deleted in its entirety and replaced with the following:

1.1 Name and Principal Office. This Trust shall be known as “Advisers Investment Trust” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine. The principal office of the Trust shall be located at 690 Taylor Road, Suite 210, Gahanna, Ohio 43230 or any other place as determined from time to time by the Trustees and reported to the Secretary of State of Ohio.

FURTHER RESOLVED, that Dina A. Tantra be, and hereby is, authorized and empowered, in the name and on behalf of the Trust, to execute and deliver the Amendment to Report of Business Trust and/or Trust Instrument required to be filed with the office of the Ohio Secretary of State pursuant to Section 7.4 of the Amended and Restated Declaration of Trust.

Dated: December 1, 2016	/s/ Dina A. Tantra
Dina A. Tantra, President
Advisers Investment Trust